CLEAR CHANNEL COMMUNICATIONS, INC.

               1994 NONQUALIFIED STOCK OPTION PLAN

     1.   Purpose.  The purpose of this 1994 Nonqualified Stock
Option Plan (the "Plan") is to provide a means by which certain employees, directors and officers of Clear Channel
Communications,Inc. (the "Company") and its Affiliates (as defined below) may be given an opportunity to purchase common stock of the Company
("Common Stock"). The Plan is intended to advance the interests ofthe Company by encouraging stock ownership on the part of certain employees, directors and officers by enabling the Company (and its Affiliates) to secure and retain the services of highly qualified persons, and by providing employees, directors and officers with an additional incentive to advance the success of the Company (and its Affiliates). For purposes of this Plan, Affiliate shall mean (i) any parent corporation of the Company that owns, directly or indirectly, a 10% or more stock interest (by vote and value) in the Company, and (ii) any subsidiary corporation in which the Company owns a 10% or more stock interest (by vote and value).
Affiliation shall refer to a group of Affiliates.

     2. Stock Subject to Option. Subject to adjustment as herein provided, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options granted under this Plan, shall not exceed ___________. If and to the extent the options granted under this Plan terminate or expire without having been exercised or otherwise are no longer subject to purchase, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provi-sions of this Plan.

          Shares sold or distributed upon the exercise of any option granted under this Plan may be shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or both.

     3. Participants. Except as provided in paragraph 23, options may be granted under this Plan to all employees, officers or directors (who are not members of the Stock Option Committee) of the Company (or its Affiliates).

     4.   Administration.

          (a) The Plan shall be administered by a Stock Option Committee (the "Committee') consisting of not less than three (3) directors to be appointed by the Board of Directors of the Company from among its members. All persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The appointment or service of any member of the Committee shall immedi-ately and automatically terminate in the event such member is not or ceases to be a disinterested person.
     The Board of Directors may, from time to time, remove members from or add members to the Committee. Vacancies in the Committee, however caused, shall be filled by the Board of Directors.

          (b) The Committee shall appoint one of its members as chairman and shall hold meetings at such times and places as it may determine. The Committee may appoint a secretary and, subject to the provisions of the Plan and to policies determined by the Board of Directors, may make such rules and regulations for the conduct of its business as it shall deem advisable. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee. Any action may be taken by a written instrument signed by a majority of the members, and action so taken shall be fully as effective as if it had been taken by a vote of the majority of the members at a meeting duly called and held.

          (c) Subject to the express terms and conditions of the Plan, the Committee shall have full power to grant options under the Plan, to construe or interpret the Plan, to prescribe, amend and rescind rules and regula-tions relating to the Plan and to make all other deter-minations necessary or advisable for the administration of the Plan.

          (d) Subject to the terms hereof, the Committee may, from time to time, determine which participants shall be granted options under the Plan, the number of Option Shares subject to each option, and the time or times at which options shall be granted. The Committee shall report to the Board of Directors the names of partici-pants granted options, the number of Option Shares subject to, and the terms and conditions of, each option.

          (e) No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or to any option.

     5. Grant of Options and Limitation. The Committee may grant options from time to time pursuant to the Plan. Such options shall be evidenced by written agreements which shall not be inconsistent with this Plan. The terms and conditions of the respective stock option agreements need not be identical. Shares of stock that may be purchased under an option granted pursuant to this Plan shall sometimes hereinafter be referred to as "Option Shares."

     6. Option Price. Except as provided in paragraph 23, the option price for each Option Share shall be determined by the Committee and shall be set forth in the option agreement.

     7. Term of Option. Notwithstanding any other provision of this Plan, each option granted under this Plan shall expire not more than ten (10) years from the date the option is granted.

     8. Termination of Employment. In the event that optionee's employment by or association with the Company and its Affiliates shall terminate, the options granted to optionee pursuant to this Plan shall terminate immediately; provided, however, that in the event such termination results from the optionee's death or disability (as defined in Section 22(e)(3) of the Internal
Revenue Code of 1986, as amended), optionee, or optionee's estate or beneficiary, shall have the right to exercise the optionee's options at any time within twelve months from the date of the optionee's death or termination due to disability, as the case may be, if optionee was entitled to exercise the option immediately prior to death or disability. In the event that any termination of employment or association is due to retirement with the consent of the optionee's employer or the Company, respectively, the optionee shall have the right to exercise the options at any time within three months after such retirement, if optionee was entitled to exercise the option immediately prior to retirement.

     9. Exercise of Option. Except as otherwise provided in this Plan, or in the applicable option agreement, each option will be exercisable at any time or from time to time after the date of grant and prior to termination of the option. The Committee may accelerate the time at which an option may be exercised.

     10. Manner of Exercise. Shares of Common Stock purchased upon exercise of options shall at the time of purchase be paid for in full. To the extent that the right to purchase shares has accrued hereunder, options may be exercised from time to time by written notice to the Company stating the full number of shares with respect to which the option is being exercised and the time of requested delivery thereof, which shall be at least fifteen days after the giving of such notice unless an earlier date shall have been mutually agreed upon by the Company and the optionee. Such notice shall be accompanied by full payment for the shares by (a) certified or official bank check or other form of payment accep-table to Company; or (b) by tendering shares of Common Stock legally and beneficially owned by the optionee, free of all liens, claims and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares repre-sented by such certificates. Where the optionee exercises the options by tendering Common Stock of the Company, the value of such shares as of the date proper written notice is received by the Company ("Date of Exercise") shall be the average of the closing bid and asked price for the Common Stock on the Date of Exercise.
Any shares tendered that are not used to satisfy the exercise price shall be returned to the optionee. The optionee may choose to satisfy the exercise price through some combination of the two methods described in this paragraph. At the time of delivery, the Company shall, without transfer or issue tax to the optionee (or other person entitled to exercise the option), deliver to the optionee (or to such other person) at the principal office of the Company, or such other place as shall be mutually agreed upon, a certificate or certificates for such shares; provided, however, that the time of delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.

     Alternatively, an optionee may surrender and have cancelled an otherwise exercisable option in exchange for a cash payment from the Company equal to the excess of the fair market value of the shares subject to the option at the date the Company receives proper notice that optionee has chosen this alternative (the "Alternative Date") over the exercise price. The fair market value of a share of Common Stock on the Alternative Date shall be the average of the closing bid and asked prices on the Alternative
Date. The ability of an optionee to exercise this alternative right shall be subject to compliance with applicable federal and state securities laws, rules and regulations. To the extent the exercise of this alternative would result in a violation of any such securities laws, this alternative right shall be void. To the extent the optionee is entitled to exercise its alternative right, the Company shall tender its check to the optionee within ten
(10) days of receipt of the optionee's written notice.

     11. Stock Legend. Certificates evidencing shares of the Company's Common Stock purchased upon the exercise of options issued under the Plan which are not registered under the Securities Act of 1933 (the "Act") shall be endorsed with a legend in substan-tially the following form:

     "THE SHARES EVIDENCED AND REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. TRANSFER OR SALE OF THE SHARES EVIDENCED AND REPRESENTED BY THIS CERTIFICATE SHALL NOT BE MADE WITHOUT PRIOR WRITTEN APPROVAL OF THE COMPANY AND ITS COUNSEL."

     12. Securities Laws Compliance. In the event the Common Stock issuable upon the exercise of an option is not registered under the Act, then the Company at the time of exercise will require that the optionee deliver an investment representation in form acceptable to the Company and its counsel. The obligation ofthe Company to issue shares upon the exercise of an option shall be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

     13. Non-Assignability of Option Rights. No option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option is exercisable only by the optionee.

     14. Adjustment of Options on Recapitalization. In the event of any stock split, stock dividend, reclassification or recapitalization after the effective date of this Plan, which changes the character or amount of the Company's outstanding Common Stock, the Committee shall make such adjustments in the aggregate number of shares of Common Stock for which options may be granted hereunder and in the character and number of shares subject to each outstanding option and in the option price thereof as shall be equitable and appropriate, including adjustments necessary to make any outstanding option as nearly as may be practicable, equivalent to such option immediately prior to such change; provided that no such adjustment shall give the optionee any additional benefits under the optionee's option. Notwithstanding the foregoing, any options to purchase fractional shares resulting from any such adjustment shall be eliminated.

     15.  Adjustment of Options Upon Reorganization.

          (a) If the Company shall at any time merge or consolidate with or into another corporation and (A) the Company is not the surviving entity, or (B) the Company is the surviving entity and the shareholders of Company Common Stock are required to exchange their shares for property and/or securities, the holder of each option will thereafter receive, upon the exercise thereof, the securities and/or property to which a holder of the number of shares of Common Stock then deliverable upon the exercise of such option would have been entitled upon such merger or consolidation, and the Company shall take such steps in connection with such merger or consolida-tion as may be necessary to assure that the provisions of this Plan shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of such option. A sale of all or substantially all the assets of the Company for a consideration (apart from the assump-tion of obligations) consisting primarily of securities shall be deemed a merger or consolidation for the foregoing purposes.

          (b) Following any reorganization, substitute options may be tendered to replace the outstanding options at the discretion of the Company or surviving entity. However, in no event may the substitute options entitle the optionee to any fewer shares (or at any greater aggregate price) or any less other property than the optionee would be entitled to under the immediately preceding paragraph upon an exercise of the options held prior to the substitution of the new option.

          (c) With respect to options to acquire stock of an Affiliate of optionee's then present employer, if optionee's then present employer ceases to be affiliated with the other member(s) of the Affiliation, then the Company shall give the optionee written notice of such fact within thirty (30) days after the date on which optionee's employer ceases to be an Affiliate and the option shall expire and terminate within thirty (30) days after the receipt of such notice by optionee; provided, however, that the optionee shall have the right to exercise such option during the said thirty (30) day period to the extent that such option is otherwise exercisable according to its terms.

     16. Dissolution of Company. In the event of the proposed dissolution or liquidation of the Company, the options granted hereunder shall terminate as of a date to be fixed by the Commit-tee, provided that not less than thirty (30) days' prior written notice of the date so fixed shall be given to the optionee, and the optionee shall have the right, during the period of thirty (30) days preceding such termination, to exercise the optionee's option.

     17. Rights as a Shareholder. The optionee shall have no rights as a shareholder with respect to any shares of Common
Stock of the Company held under option until the date of issuance of the stock certificates to the optionee for such shares. Except as provided in Section 14, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

     18.  Effective Date and Termination.

          (a) The effective date of the Plan is February 2, 1994; provided that the shareholders of the Company shall approve the Plan within twelve months from such effective date.

          (b) The Plan shall terminate on February 1, 2004; but the Board of Directors may terminate the Plan at any time prior to such date. Termination of the Plan shall not alter or impair, without the consent of the optionee, any of the rights or obligations of any option thereto-fore granted under the Plan.

     19. Amendments. The Board of Directors of the Company may, from time to time, alter, amend, suspend, or discontinue the Plan, or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the Board of Directors, without the approval of the shareholders of Company, may alter the provisions of the Plan so as to:

          (a) materially increase the benefits accruing to participants under the Plan;

          (b) materially increase the number of securities which may be issued under the Plan, other than an increase to reflect a recapitalization pursuant to paragraph 14 hereof; or

          (c) materially modify the requirements as to eligibility for participation in the Plan.

Furthermore, the Board of Directors may not alter any outstanding option agreement to the detriment of the optionee without the optionee's consent. Finally, the Board of Directors may not amend paragraph 23 of this Plan more than once every six (6) months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder.

     20. Status of Options. Options granted pursuant to this Plan are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code.

     21. Right to Terminate Employment. Nothing in this Plan or an option granted hereunder shall govern the employment rights and duties between the optionee and the Company or Affiliate.
Neither this Plan, nor any grant or exercise pursuant thereto, shall constitute an employment agreement among such parties.

     22. Registration Rights. The Committee may, at its discre-tion, grant the optionee (or other persons entitled to exercise an option granted under this Plan) the right to demand registration under the Act of all or a portion of the shares to be issued upon the exercise of the option. In the event the Committee decides to grant registration rights, the registration rights shall be in accordance with the following provisions. Promptly upon receipt of notice by an optionee requesting registration rights, the Company shall use its best efforts to register under the Act, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Common Stock specified in such notice. The Company shall be obligated to register the shares of Common Stock covered by such option on two occasions only pursuant to the foregoing. If the Company at any time prior to ___________, 199__, proposes to register its Common Stock for public sale under the Act on Forms S-1, S-2 or S-3, it shall give written notice to the optionee (or other persons entitled to exercise such option) at least thirty (30) days prior to the filing of such registration.
Upon the written request of the optionee (or other persons entitled to exercise the option), the Company shall use its best efforts to register under the Act for public sale the number of shares of Common Stock specified in such request; subject, however, in a firm commitment underwriting, to the right of the managing underwriter to limit or exclude such shares, if in its opinion, the inclusion of such shares would adversely effect the sale of the Common
Stock by the Company. All expenses, disbursements and fees incurred in connection with the registration of any such shares by the Company pursuant to such registration rights shall be borne by the Company, except for filing fees and underwriting discounts or commissions relating to the sale of such shares, which shall be borne by the optionee (or other person exercising such option).

     23.  Grant of Options to Members of Stock Option Committee.
To the extent there are shares available for option under the Plan. At the annual meeting of the Board of Directors, each director, who is a member of the Stock Option Committee, will be entitled to receive a nonqualified stock option for 5,000 shares of Common
Stock. The exercise price for each share of Common Stock subject to an option granted under this paragraph 23, shall be the average of the high and low prices on the date of grant quoted on the principal stock exchange on which the Common Stock of the Company is traded. An option granted under this paragraph 23 shall not be exercisable in any part until the first anniversary of the date of grant. The option shall be exercisable as to twenty percent
(20%) of the total shares covered by such option as of the first anniversary of the date of grant. The right to exercise with respect to an additional twenty percent (20%) of the total shares subject to the option shall accrue on each of the second, third, fourth and fifth anniversaries of the date of grant and shall be cumulative.
Except as such terms may be inconsistent with the terms set forth in this paragraph 23, options granted to the members of the Stock
Option Committee shall be consistent with the terms of the Plan.

     24. Withholding. The Company's obligation to deliver shares upon the exercise of an option shall be subject to the optionee's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Company shall have the right to deduct from all amounts paid to an optionee in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of awards under this Plan. The Committee may, at or after grant, permit a participant to satisfy such tax withholding requirements by delivery to the Company of shares of Common Stock owned by the participant, including shares retained from the award creating the tax obligation having a value equal to the amount required to be withheld. The value of shares to be withheld or delivered shall be based on the Committee's determina-tion of the fair market value of a share on the date the amount of tax to be withheld is to be determined.